UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 14, 2005
Date of Report (Date of earliest event reported)

CONNETICS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-27406	94-3173928

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3290 West Bayshore Road, Palo Alto, California 94303
(Address of principal executive offices, including zip code)

(650) 843-2800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

     On February 28, 2005, the Company completed its relocation to a new corporate headquarters facility which it has leased for 10 years. The paid, full-access lease period for the new facility commenced on January 1, 2005 and, as a result, the Company had not recorded any expense for the new facility for the year ended December 31, 2004. On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) released a letter to the American Institute of Certified Public Accountants in which it clarified certain operating lease accounting issues and their application under generally accepted accounting principles. In applying the SEC clarification to 2004 results, the Company determined that the straight-line recognition of the lease expense should commence on the date we took control of the leased space in late 2004 for the purpose of constructing building improvements. As a result of this reevaluation, the Company is recording lease expense of $396,000 in the fourth quarter of 2004. This non-cash lease expense decreases fourth quarter net income per share by $0.01, resulting in net income per diluted share of $0.51 for the 2004 annual period versus the net income per diluted share of $0.52 disclosed in the Company’s press release issued on January 25, 2005, and Form 8-K filed on the same date. As a result of this fourth quarter 2004 expense, the Company expects lease costs will decrease and net earnings will increase by an immaterial amount for the remainder of the 10-year life of the lease.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNETICS CORPORATION
By:	/s/ Sanjiv S. Dhawan
Sanjiv S. Dhawan
Vice President, Corporate Counsel

Date: March 15, 2005